EXHIBIT 99.1
Fastenal Company Reports 2023 Second Quarter Earnings
WINONA, Minn., July 13, 2023 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2023. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2023	2022	Change	2023	2022	Change
Net sales	$3,742.2	3,482.6	7.5%	$1,883.1	1,778.6	5.9%
Business days	128	128		64	64
Daily sales	$29.2	27.2	7.5%	$29.4	27.8	5.9%
Gross profit	$1,707.5	1,620.9	5.3%	$857.5	827.6	3.6%
% of net sales	45.6%	46.5%		45.5%	46.5%
Operating and administrative expenses	$919.4	879.5	4.5%	$462.6	444.2	4.1%
% of net sales	24.6%	25.3%		24.6%	25.0%
Operating income	$788.1	741.4	6.3%	$394.9	383.4	3.0%
% of net sales	21.1%	21.3%		21.0%	21.6%
Earnings before income taxes	$782.3	736.5	6.2%	$392.6	380.7	3.1%
% of net sales	20.9%	21.2%		20.9%	21.4%
Net earnings	$593.1	556.7	6.6%	$298.0	287.1	3.8%
Diluted net earnings per share	$1.04	0.96	7.4%	$0.52	0.50	4.6%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $104.6, or 5.9%, in the second quarter of 2023 when compared to the second quarter of 2022. The number of business days were the same in both periods. We experienced higher unit sales in the second quarter of 2023 that contributed to the increase in net sales in the period. This was primarily due to growth at our Onsite locations, particularly those opened in the last two years, which more than offset lower revenues in construction and reseller end markets related to the execution of our go-to-market branch strategy. Foreign exchange negatively affected sales in the second quarter of 2023 by approximately 40 basis points.
The impact of product pricing on net sales in the second quarter of 2023 was 190 to 220 basis points compared to the second quarter of 2022. This largely reflects the impact of general inflationary conditions in the marketplace over the past twelve months and the carryover of targeted actions taken in the first quarter of 2023 to address gross margin pressure for non-fastener and non-safety products. The impact of product pricing on net sales in the second quarter of 2022 was 660 to 690 basis points.
From a product standpoint, we have three categories: fasteners, safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
Fasteners	0.0%	21.2%	32.6%	34.6%
Safety supplies	7.9%	13.8%	20.7%	20.3%
Other	9.8%	17.0%	46.7%	45.1%

Our end markets consist of manufacturing, non-residential construction, and other, the latter of which includes resellers, government/education, and transportation/warehousing. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
Manufacturing	10.4%	23.1%	74.8%	71.8%
Non-residential construction	-8.8%	10.8%	9.2%	10.7%
Other	-3.2%	4.7%	16.0%	17.5%
We report our customers in two categories: national accounts, which are customers with a multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. Sales to most of our national account customers grew in the second quarter of 2023 over the prior year, as our sales grew at 73 of our Top 100 national account customers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
National Accounts	10.3%	22.9%	59.3%	57.3%
Non-National Accounts	0.2%	12.2%	40.7%	42.7%
Growth Drivers
•We signed 86 new Onsite locations (defined as dedicated sales and service provided from within, or in proximity to, the customer's facility) in the second quarter of 2023, resulting in 175 year-to-date signings of new Onsite locations. We had 1,728 active sites on June 30, 2023, which represented an increase of 15.1% from June 30, 2022. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a high-teens rate in the second quarter of 2023 over the second quarter of 2022. This growth is due to contributions from Onsites activated and implemented in 2022 and 2023, as well as continued growth from our older Onsite locations. Based on the signings in the first six months of 2023, we currently expect to sign approximately 350 new Onsite locations for the full year of 2023, which is adjusted from our original goal of 375 to 400.
•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI Technology which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.

The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Six-month Period			Three-month Period
	2023	2022	Change	2023	2022	Change
Weighted FASTBin/FASTVend signings (MEUs)	12,695	10,818	17.4%	6,794	5,490	23.8%
Signings per day	99	85		106	86
Weighted FASTBin/FASTVend installations (MEUs; end of period)				107,115	96,872	10.6%

FASTStock sales	$474.4	405.8	16.9%	$237.7	207.3	14.7%
% of sales	12.5%	11.5%		12.5%	11.5%
FASTBin/FASTVend sales	$1,024.3	845.3	21.2%	$520.6	433.3	20.2%
% of sales	27.0%	24.0%		27.3%	24.1%
FMI sales	$1,498.7	1,251.1	19.8%	$758.3	640.6	18.4%
FMI daily sales	$11.7	9.8	19.8%	$11.8	10.0	18.4%
% of sales	39.6%	35.5%		39.8%	35.6%
Our goal for weighted FASTBin and FASTVend device signings in 2023 remains between 23,000 to 25,000 MEUs.
•Our eCommerce business includes sales made through an electronic data interface (EDI), or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 44.7% in the second quarter of 2023 and represented 23.3% of our total sales in the period.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the second quarter of 2023 represented 55.3% of our sales, an increase from 47.9% of sales in the second quarter of 2022.
Gross Profit
Our gross profit, as a percentage of net sales, declined to 45.5% in the second quarter of 2023 from 46.5% in the second quarter of 2022. The change in our gross profit percentage primarily reflected three items. First, customer and product mix reduced our gross profit percentage. We continued to experience relatively strong growth from Onsite customers and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. This impact widened on a sequential basis. Second, we had higher organizational/overhead costs, primarily due to higher inbound freight costs and working capital needs being relieved from inventory and generating higher period costs. Third, freight expenses were favorable, partially offsetting the negative impacts of mix and organizational/overhead costs. This favorable impact reflects record domestic freight revenue leveraging what are relatively stable costs to support our captive fleet, lower expenses related to external freight providers, and lower fuel costs. The impact of price/cost was immaterial to our gross profit percentage in the second quarter of 2023.
Operating Income
Our operating income, as a percentage of net sales, decreased to 21.0% in the second quarter of 2023 from 21.6% in the second quarter of 2022. The operating leverage we achieved in the second quarter of 2023 was not sufficient to offset the decline in our gross profit percentage.
Operating and Administrative Expenses
Our operating and administrative expenses, as a percentage of net sales, improved to 24.6% in the second quarter of 2023 from 25.0% in the second quarter of 2022. This reflected a decline, as a percentage of net sales, in employee-related expenses partly offset by an increase, as a percentage of net sales, in occupancy-related expenses.
Employee-related expenses, which represent 70% to 75% of total operating and administrative expenses, increased 2.5% in the second quarter of 2023 compared to the second quarter of 2022. We experienced an increase in employee base pay due to higher average FTE during the period and, to a lesser degree, higher average wages. Bonus and commission payments decreased reflecting the impact of slower sales and profit growth versus the prior year. We also experienced higher healthcare-

related costs. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 9.5% in the second quarter of 2023 compared to the second quarter of 2022. This increase largely reflects higher costs for FMI hardware as we continue to expand our installed base of such hardware, higher facility costs, including utilities, and higher maintenance expenses. Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, increased 7.3% in the second quarter of 2023 compared to the second quarter of 2022. The increase in other operating and administrative expenses relates primarily to higher spending on information technology and expenses for travel and supplies. This was partly offset by lower fuel costs related to our local truck fleet.
Net Interest Expense
Our net interest expense was $2.3 in the second quarter of 2023, compared to $2.7 in the second quarter of 2022. Lower average borrowings over the period were only partially offset by higher average interest rates paid on those borrowings.
Income Taxes
We recorded income tax expense of $94.6 in the second quarter of 2023, or 24.1% of earnings before income taxes. Income tax expense was $93.6 in the second quarter of 2022, or 24.6% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Net Earnings
Our net earnings during the second quarter of 2023 were $298.0, an increase of 3.8% compared to the second quarter of 2022. Our diluted net earnings per share were $0.52 during the second quarter of 2023, which increased from $0.50 during the second quarter of 2022.
BALANCE SHEET AND CASH FLOW
We produced operating cash flow of $302.1 in the second quarter of 2023, an increase of 99.8% from the second quarter of 2022, representing 101.4% of the period's net earnings versus 52.7% in the second quarter of 2022. The improvement in operating cash flow, as a percent of net earnings, reflects working capital being a reduced use of cash in the second quarter of 2023 relative to the second quarter of 2022. Global supply chains have normalized versus the prior year, which has reduced the rate of working capital expansion necessary to support our customers' growth. In the first six months of 2023, our operating cash flow was $690.6, an increase of 81.2% from the first six months of 2022, representing 116.4% of the period's net earnings versus 68.5% in the first six months of 2022. The improvement in operating cash flow in the first six months of 2023, as a percent of net earnings, is driven by the same variables as the second quarter of 2023.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of June 30, 2023 when compared to June 30, 2022 were as follows:

	June 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2023	2022	2023	2023
Accounts receivable, net	$1,171.6	1,103.9	$67.7	6.1%
Inventories	1,565.4	1,665.2	(99.8)	-6.0%
Trade working capital	$2,737.0	2,769.1	$(32.1)	-1.2%

Accounts payable	$262.0	291.8	$(29.9)	-10.2%
Trade working capital, net	$2,475.0	2,477.3	$(2.2)	-0.1%

Net sales in last three months	$1,883.1	1,778.6	$104.6	5.9%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the second quarter of 2023 is primarily attributable to two factors. First, our receivables increased as a result of growth in sales to our customers. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to carry longer payment terms than our non-national account customers. These factors were partly offset by improved receivables quality.
The decrease in our inventory balance in the second quarter of 2023 is primarily attributable to the absence of supply disruptions from the prior year. Our response at the time was to deepen our inventory as a means of maintaining high service to our customers, particularly for imported inventory. Dissipation of these disruptions has allowed us to shorten our product ordering cycle.
The decrease in our accounts payable balance in the second quarter of 2023 is primarily attributable to the dissipation of supply disruptions from the prior year. That allowed us to gradually begin to shorten our product ordering cycle and reduce the volume of product purchases in the second quarter of 2023 versus the second quarter of 2022.

During the second quarter of 2023, our investment in property and equipment, net of proceeds from sales, was $53.9, which is an increase from $43.4 in the second quarter of 2022. During the first six months of 2023, our investment in property and equipment, net of proceeds from sales, was $84.8, which is an increase from $76.5 in the first six months of 2022. During the full year of 2023, we continue to expect our investment in property and equipment, net of proceeds from sales, to be within a range of $210.0 to $230.0, increasing from $162.4 in 2022. This increase for the full year of 2023 reflects primarily: (1) higher property-related spending on upgrades to and investments in automation of certain facilities, the beginning of construction of a distribution center in Utah, and investment in materials to facilitate our branch conversion projects; (2) investments in fleet equipment to support our network of heavy trucks; and (3) an increase in spending on information technology. We expect our spending to trend toward the low end of this range as a result of generally slower business activity.
During the second quarter of 2023, we returned $199.9 to our shareholders in the form of dividends, compared to the second quarter of 2022 when we returned $227.8 to our shareholders in the form of dividends ($178.5) and purchases of our common stock ($49.3). During the first six months of 2023, we returned $399.7 to our shareholders in the form of dividends, compared to the first six months of 2022 when we returned $406.2 to our shareholders in the form of dividends ($356.9) and purchases of our common stock ($49.3).
Total debt on our balance sheet was $350.0 at the end of the second quarter of 2023, or 9.4% of total capital (the sum of stockholders' equity and total debt). This compares to $505.0, or 13.7% of total capital, at the end of the second quarter of 2022.
ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2023	Q1 2023	Q1 2023	Q4 2022	Q4 2022	Q2 2022	Q2 2022
In-market locations - absolute employee headcount	13,668	13,668	0.0%	13,410	1.9%	13,134	4.1%
In-market locations - FTE employee headcount	12,380	12,219	1.3%	12,017	3.0%	12,039	2.8%
Total absolute employee headcount	22,913	22,820	0.4%	22,386	2.4%	21,629	5.9%
Total FTE employee headcount	20,631	20,262	1.8%	19,854	3.9%	19,523	5.7%

Number of branch locations	1,635	1,660	-1.5%	1,683	-2.9%	1,737	-5.9%
Number of active Onsite locations	1,728	1,674	3.2%	1,623	6.5%	1,501	15.1%
Number of in-market locations	3,363	3,334	0.9%	3,306	1.7%	3,238	3.9%
Weighted FMI devices (MEU installed count)	107,115	104,673	2.3%	102,151	4.9%	96,872	10.6%
During the last twelve months, we increased our total FTE employee headcount by 1,108. This reflects an increase in our in-market and non-in-market selling FTE employee headcount of 655 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution center FTE employee headcount of 181 to support increased product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE employee headcount of 272 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.
The table below summarizes the number of branches opened and closed, net of conversions, as well as the number of Onsites activated and closed, net of conversions during the periods presented.

	Six-month Period		Three-month Period
	2023	2022	2023	2022
Branch openings	5	8	3	2
Branch closures, net of conversions	(53)	(64)	(28)	(25)

Onsite activations	173	138	89	81
Onsite closures, net of conversions	(68)	(53)	(35)	(20)

In any period, the number of closings tends to reflect normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, investment in property and equipment, the impact of inflation on our cost of goods or operating costs, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)
	(Unaudited)
Assets	June 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$243.6	230.1
Trade accounts receivable, net of allowance for credit losses of $6.5 and $8.3, respectively	1,171.6	1,013.2
Inventories	1,565.4	1,708.0
Prepaid income taxes	14.7	8.1
Other current assets	141.7	165.4
Total current assets	3,137.0	3,124.8

Property and equipment, net	1,010.3	1,010.0
Operating lease right-of-use assets	263.7	243.0
Other assets	165.8	170.8

Total assets	$4,576.8	4,548.6

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$150.0	201.8
Accounts payable	262.0	255.0
Accrued expenses	229.5	241.1
Current portion of operating lease liabilities	95.1	91.9
Total current liabilities	736.6	789.8

Long-term debt	200.0	353.2
Operating lease liabilities	173.3	155.2
Deferred income taxes	84.3	83.7
Other long-term liabilities	1.8	3.5

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 571,288,830 and 570,811,674 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	19.9	3.6
Retained earnings	3,412.1	3,218.7
Accumulated other comprehensive loss	(56.9)	(64.8)
Total stockholders' equity	3,380.8	3,163.2
Total liabilities and stockholders' equity	$4,576.8	4,548.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
Net sales	$3,742.2	3,482.6	$1,883.1	1,778.6

Cost of sales	2,034.7	1,861.7	1,025.6	951.0
Gross profit	1,707.5	1,620.9	857.5	827.6

Operating and administrative expenses	919.4	879.5	462.6	444.2
Operating income	788.1	741.4	394.9	383.4

Interest income	1.0	0.1	0.6	0.1
Interest expense	(6.8)	(5.0)	(2.9)	(2.8)

Earnings before income taxes	782.3	736.5	392.6	380.7

Income tax expense	189.2	179.8	94.6	93.6

Net earnings	$593.1	556.7	$298.0	287.1

Basic net earnings per share	$1.04	0.97	$0.52	0.50

Diluted net earnings per share	$1.04	0.96	$0.52	0.50

Basic weighted average shares outstanding	571.0	575.5	571.1	575.5

Diluted weighted average shares outstanding	572.8	577.5	572.9	577.4

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings	$593.1	556.7	$298.0	287.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	84.0	82.4	42.2	41.2
(Gain) loss on sale of property and equipment	(1.2)	2.3	(0.6)	(1.2)
Bad debt expense	0.2	0.4	1.6	0.7
Deferred income taxes	0.6	0.5	0.3	(0.5)
Stock-based compensation	3.8	3.0	1.9	1.5
Amortization of intangible assets	5.4	5.4	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(155.0)	(209.3)	(21.3)	(39.4)
Inventories	145.6	(150.6)	87.9	(74.2)
Other current assets	23.7	58.9	(21.7)	(1.8)
Accounts payable	9.9	58.7	1.4	1.9
Accrued expenses	(11.3)	(29.6)	0.6	0.5
Income taxes	(6.6)	2.0	(90.5)	(67.6)
Other	(1.6)	0.4	(0.4)	0.3
Net cash provided by operating activities	690.6	381.2	302.1	151.2

Cash flows from investing activities:
Purchases of property and equipment	(89.6)	(83.0)	(55.9)	(47.5)
Proceeds from sale of property and equipment	4.8	6.5	2.0	4.1
Other	(0.4)	(0.6)	(0.3)	(0.5)
Net cash used in investing activities	(85.2)	(77.1)	(54.2)	(43.9)

Cash flows from financing activities:
Proceeds from debt obligations	635.0	695.0	405.0	460.0
Payments against debt obligations	(840.0)	(580.0)	(455.0)	(320.0)
Proceeds from exercise of stock options	12.5	5.8	6.6	1.9
Purchases of common stock	—	(49.3)	—	(49.3)
Cash dividends paid	(399.7)	(356.9)	(199.9)	(178.5)
Net cash used in financing activities	(592.2)	(285.4)	(243.3)	(85.9)

Effect of exchange rate changes on cash and cash equivalents	0.3	(7.0)	(0.8)	(7.7)

Net increase in cash and cash equivalents	13.5	11.7	3.8	13.7

Cash and cash equivalents at beginning of period	230.1	236.2	239.8	234.2
Cash and cash equivalents at end of period	$243.6	247.9	$243.6	247.9

Supplemental information:
Cash paid for interest	$8.2	5.0	$3.1	2.7
Net cash paid for income taxes	$193.7	175.4	$184.0	160.2
Leased assets obtained in exchange for new operating lease liabilities	$64.3	55.6	$38.4	31.7

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959